UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 1, 2004

Date of Report (Date of earliest event reported)

VYYO INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-30189	94-3241270
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4015 Miranda Avenue, First Floor

Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 319-4000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On November 1, 2004, Vyyo Inc. (the “Company”) and William Keating entered into an at-will employment agreement (the “Agreement”). Under the terms of the Agreement, effective November 1, 2004, Mr. Keating became Chief Executive Officer of Xtend Networks, a subsidiary of the Company.

Under the Agreement, Mr. Keating will be paid a base salary of $300,000 per year and be eligible for an annual bonus of $200,000 based on performance milestones. Mr. Keating was awarded a grant of stock options to purchase 300,000 shares of the Company’s common stock. Subject to the approval of the Company’s Board of Directors, he will be awarded another grant in 2005 to purchase 400,000 shares of the Company’s common stock. Both of the stock option grants vest 25% at Mr. Keating’s one-year employment anniversary and monthly thereafter over three additional years, so long as he continues as an employee of or consultant to the Company or its subsidiaries.

In the event there is a change of control of the Company and within one year thereafter Mr. Keating quits for good reason or is terminated without cause, 50% of his outstanding unvested options at that time will vest immediately and he will be paid a severance of six months’ base salary.

If Mr. Keating’s employment is terminated for any reason other than cause (or on account of a change of control), he will be paid a severance equal to (i) three months’ base salary, if such termination occurs within the first 12 months of employment; and (ii) an additional one month base salary for each additional 12 month period (after the completion of the first 12 months) of employment. In addition, if such termination for any reason other than cause (or change in control) occurs prior to the expiration of six months from Mr. Keating’s date of hire, 10% percent of his outstanding stock options will immediately vest. If such termination for any reason other than cause (or change in control) occurs after six months but prior to the expiration of 12 months from Mr. Keating’s date of hire, 20% of his outstanding stock options will immediately vest.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYYO INC.

Date: November 5, 2004	By:	/s/ Arik Levi
Arik Levi
Chief Financial Officer

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